Pengram Corporation
1200 Dupont Street, Suite 2J
Bellingham, WA 98225

Pengram Corporation To Proceed with Deep Drilling on Clisbako Property

January 21, 2010, Pengram Corporation (OTCBB: PNGM) (the “Company”) issued the following update on its Clisbako Property located in the Cariboo Mining Division of the Province of British Columbia, Canada.

The directors of the Company have approved proceeding with an exploration program including the drilling of the main targets on the property.

The property consists of 10 contiguous mineral claims covering approximately 8,370 acres, 80 miles west of Quesnel, British Columbia in an area where several highly prospective epithermal gold showings have been discovered. Approximately $2.2 million adjusted to current value has been expended to do exploration work on the property. The Company's geological consultants in a report dated December 19, 2008 have concluded that a "strong potential for mineralization on the property lies within structurally controlled features at depth." The consultants have recommended a three-phase program including drilling to depths of 250 – 300 meters to test this deep potential. A copy of the report which is NI 43-101 compliant is available on the Company's website: www.PengramGold.com.

The Company has also obtained an extension until February 15, 2010 of its obligations to pay $70,000 CDN to the property vendor of the Clisbako Property under a promissory note issued in connection with the Company's acquisition of the property. The Company will issue 10,000 common shares for the extension.

For Additional Information, Contact:

Pengram Corporation

Richard W. Donaldson
President, Secretary and Treasurer
Telephone: (360) 255-3436 w

Forward-Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting its planned geological work programs and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. In particular, there is no assurance that the Company will obtain sufficient financing to permit it to proceed with the proposed exploration program. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes in the future.